Designated Filer: FEINBERG LARRY N
Issuer & Ticket Symbol: Biolase, Inc. [BIOL]
Date of Event Requiring Statement: June 30, 2017

Joint Filer Information and Signatures

Dated: July 5, 2017	ORACLE PARTNERS, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: July 5, 2017	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member

Dated: July 5, 2017	LARRY N. FEINBERG /s/ Larry N. Feinberg